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Exhibit 5.1

Robert J. Minkus
(312) 258-5584
rminkus@schiffhardin.com

May 31, 2006

Houston Wire & Cable Company
10201 North Loop East
Houston, TX 77029

Ladies and Gentlemen:

        Houston Wire & Cable Company, a Delaware corporation (the "Company"), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (file no. 333-132703) (the "Registration Statement") for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), 9,775,000 shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), including up to 1,275,000 Shares subject to the underwriters' option to purchase additional Shares to cover over-allotments ("Option Shares"). 4,250,000 Shares will be issued and sold by the Company (the "Primary Shares") and up to 5,525,000 Shares (including the Option Shares) will be offered and sold by stockholders of the Company identified in the Registration Statement (the "Secondary Shares").

        In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records, and instruments and have examined such laws and regulations as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

        Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that, (i) when the price at which the Primary Shares are to be sold has been approved by or on behalf of the Board of Directors of the Company and when the Primary Shares have been duly issued and delivered against payment therefor in accordance with the underwriting agreement referred to in the Prospectus contained in the Registration Statement, the Primary Shares will be validly issued, fully paid and non-assessable, and (ii) the Secondary Shares have been validly issued and are fully paid and non-assessable.

        The foregoing opinion is limited to the General Corporation Law of Delaware (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the General Corporation Law of Delaware and the Delaware Constitution) and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.

        The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to the laws covered hereby only as they are in effect on that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion is given or may be inferred beyond the matters expressly set forth in this opinion letter.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

Very truly yours,
SCHIFF HARDIN LLP
By:	/s/ ROBERT J. MINKUS Robert J. Minkus

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  Exhibit 5.1